EXHIBIT 4 (i)

[FARMERS LIFE INSURANCE LOGO]

Head Office: 3003 77th Ave. SE, Mercer Island, Washington 98040 / (206) 232-8400

                                A STOCK COMPANY
Annuitant                                                        Contract Number

              INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

In this contract "we," "us," and "our" refer to Farmers New World Life Insurance Company. "You" and "your" refer to the Owner of this contract.

This contract is a legal contract between you and us. PLEASE READ YOUR CONTRACT CAREFULLY.

Your benefits under this contract, the amount of the premium, and other contract data are shown as the Contract Specifications on the last page of this contract.

THE AMOUNT OF THE DEATH BENEFIT MAY INCREASE OR DECREASE AS DESCRIBED IN THIS CONTRACT, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS.

THE CONTRACT VALUE OF THIS CONTRACT MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO GUARANTEED MINIMUM CONTRACT VALUE WITH RESPECT TO AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

                  NOTICE OF YOUR RIGHT TO RETURN THIS CONTRACT

RIGHT TO EXAMINE PERIOD: YOU MAY CANCEL THIS CONTRACT AT ANY TIME WITHIN 10 DAYS AFTER YOU RECEIVE IT BY DELIVERING OR MAILING IT TO OUR HOME OFFICE AT MERCER ISLAND, WASHINGTON OR TO THE AGENT FROM WHOM IT WAS PURCHASED. WE WILL REFUND THE GREATER OF ALL PREMIUMS PAID OR THE CONTRACT VALUE ON THE DATE WE RECEIVE THE CONTRACT AT OUR HOME OFFICE.

                               /s/ C. Paul Patsis
                               ------------------
                                 C. Paul Patsis
                                    President

                               /s/ John R. Patton
                               ------------------
                                 John R. Patton
                                    Secretary

                              Farmers New World Life Insurance Company

2000-398 NONPARTICIPATING INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY. MONTHLY INCOME BEGINS ON ANNUITY START DATE. DEATH BENEFIT PAYABLE BEFORE ANNUITY START DATE. ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUBACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED.

         GUIDE TO YOUR CONTRACT

DEFINITIONS....................................................................4

GENERAL PROVISIONS.............................................................6

   Contract....................................................................6
   Change of Contract..........................................................6
   Incontestability............................................................6
   Misstatement of Age or Sex..................................................6
   Minimum Benefits............................................................6
   Nonparticipating............................................................6
   Transaction Delay...........................................................6
   Reports.....................................................................6
   Proof of Survival...........................................................6
   Protection of Proceeds......................................................6
   Discharge of Liability......................................................6
   Instructions and Requests...................................................7

OWNERSHIP......................................................................7

   Owner.......................................................................7
   Rights of Owner.............................................................7
   Assignment..................................................................7
   Transferability of Qualified Plans, TSAs or IRAs............................7

BENEFICIARY....................................................................8

   Beneficiary Designation.....................................................8
   Change of Beneficiary.......................................................8

DEATH BENEFIT..................................................................8

   Before Annuity Start Date...................................................8
   After Annuity Start Date....................................................9

PREMIUM PROVISIONS.............................................................9

   Payment of Premiums.........................................................9
   Allocation of Premium Payments..............................................9

CONTRACT VALUES...............................................................10

   Contract Value.............................................................10
   Records Maintenance Charge.................................................10
   Cash Value.................................................................10
   Surrender Charge...........................................................11

   Surrender of the Contract..................................................11
   Withdrawals................................................................11
   Postponement of Surrenders and Withdrawals.................................12

FIXED ACCOUNT.................................................................12

   Fixed Account Value........................................................12
   Guaranteed Interest Rate for Fixed Account Value...........................12
   Current Interest Rate for Fixed Account Value..............................12

VARIABLE ACCOUNT..............................................................13

   General Description........................................................13
   Variable Account Value.....................................................13
   Subaccounts................................................................13
   Accumulation Unit Value....................................................14

TRANSFER PRIVILEGE............................................................15

   Transfer Fees..............................................................15
   Transfers from Subaccounts.................................................15
   Transfers from the Fixed Account...........................................16

INCOME BENEFITS...............................................................16

   Election of Annuity Option.................................................16
   Payment Interval...........................................................16
   Proof of Age and Sex.......................................................16
   Evidence of Living.........................................................16
   Date of Payment............................................................16

ANNUITY OPTIONS...............................................................17

   First Option...............................................................17
   Second Option..............................................................17
   Third Option...............................................................17
   Other Options..............................................................17

ANNUITY TABLES................................................................17

   Description of Tables......................................................17
   Minimum Payment............................................................17
   Guaranteed Annuity Table...................................................18

CONTRACT SPECIFICATIONS ...............................Last page of the contract

                                                DEFINITIONS

ACCUMULATION UNIT          An accounting unit used to calculate the variable
                           account value of this contract before annuity payments begin. It is a measure of the net investment results of each of the variable subaccounts.

ADMINISTRATIVE             COST A charge deducted from the subaccounts on each
CHARGE                     valuation day that compensates us for the expenses we
                           incur to issue and administer this contract.

ANNUITANT                  Before any annuity payments begin, an Annuitant is a
                           person on whose life this contract is issued. When annuity payments begin, an Annuitant is a person during whose lifetime payments may be made under one of the annuity options.

ANNUITY START DATE         The date on which annuity payments are to begin as
                           described under the Income Benefits section of this contract.

BENEFICIARY                A person entitled to receive benefits in case of the
                           death of the Owner or Annuitant, as applicable.

CASH VALUE                 The contract value less any applicable surrender
                           charge and less any applicable charges for optional benefits, for the records maintenance charge and for premium tax.

CONTRACT MONTH, YEAR,      A contract month, year, or anniversary as measured
OR ANNIVERSARY             from the issue date.

CONTRACT VALUE             The sum of the values you have in the variable
                           account and the fixed account.

FINAL ANNUITY DATE         The contract anniversary when the oldest Annuitant is
                           age 95.

FIXED ACCOUNT              An account that is part of our general account, and
                           is not part of or dependent on the investment performance of the variable account.

FIXED ACCOUNT VALUE        The portion of the contract value allocated to the
                           fixed account.

FREE PARTIAL WITHDRAWAL    The amount that can be withdrawn as a partial
AMOUNT                     withdrawal during a contract year without incurring
                           surrender charges.

ISSUE DATE                 The date this contract becomes effective. The issue
                           date is shown on the Contract Specifications page.
                           Contract months, years, and anniversaries are measured from the issue date.

MORTALITY AND EXPENSE      A charge deducted from the subaccounts on each
RISK CHARGE                valuation day that compensates us for providing
                           the mortality and expense guarantees and assuming the risks under this contract.

NET INVESTMENT FACTOR      The ratio of the subaccount value at the end of the
                           current valuation day to its value at the end of the immediately preceding valuation day. The subaccount value reflects gains and losses in the subaccounts, dividends paid, any capital gains and losses, any taxes paid, and the deduction of certain charges.

PAYEE A person or entity who receives any amounts payable under this contract. A payee must be a natural person unless we agree otherwise.

PREMIUM TAX                The amount of tax, if any, charged by any
                           government entity on premium payments, on any portion of the contract value, or on any other funds associated with this contract. We will deduct any premium tax assessed against us either: (a) from premium payments as we receive them, (b) from your contract value upon surrender or partial withdrawal,
                           (c) on the annuity start date, or (d) upon payment of the death benefit.

RECORDS MAINTENANCE        An amount deducted from the contract value at the end
CHARGE                     of each contract year and on the annuity start date
                           or the date when the contract is surrendered. The records maintenance charge is shown on the Contract
                           Specifications page.

SEC                        The United States Securities and Exchange Commission.

SUBACCOUNT                 A division of the variable account. The assets of
                           each subaccount are invested in a corresponding portfolio of a designated fund.

VALUATION DAY              Each day on which the New York Stock Exchange is
                           open for business.

VALUATION  PERIOD          The interval of time commencing at the close of
                           normal trading on the New York Stock Exchange one valuation day and ending at the close of normal trading on the New York Stock Exchange on next succeeding valuation day.

VARIABLE ACCOUNT           The variable account is named on the Contract
                           Specifications page. The variable account is not part of our general account. The variable account has subaccounts, each of which is invested in a corresponding portfolio of a designated mutual fund.

VARIABLE ACCOUNT VALUE     The portion of the total value of your contract that
                           is allocated to the subaccounts of the variable account.

                               GENERAL PROVISIONS

CONTRACT                   The entire contract is:

                              1.   this contract;

                              2.   the application attached at issue;

                              3. any attached amendments and supplements to the application; and

                              4.   any attached riders and endorsements.

                           In the absence of fraud, we will consider all statements in the application to be representations and not warranties. No statement will be used by us to contest a claim unless that statement is in an attached application or in an amendment or supplement to the application attached to this contract.

CHANGE OF CONTRACT         Any change in the terms of this contract must be in
                           writing and signed by one of our officers. A copy of the change will be attached to this contract. No agent has the authority to change any terms or conditions of this contract.

INCONTESTABILITY           We will not contest this contract after the issue
                           date.

MISSTATEMENT OF AGE        If the Annuitant's age or sex has been misstated, the
OR SEX                     benefits provided by this contract will be
                           adjusted to reflect the correct age or sex. After the annuity start date any adjustment for underpayment will be paid immediately. Any adjustment for overpayment will be deducted from future payments. No interest will be charged or credited on overpayments or underpayments.

MINIMUM BENEFITS           Benefits available under this contract are not less
                           than the minimums required by the law of the state in which this contract is delivered.

NONPARTICIPATING           This contract is nonparticipating. It does not share
                           in our surplus earnings.

TRANSACTION DELAY          Payment(s) and transfers from the subaccounts will
                           usually be made promptly but may be delayed under any of the following circumstances:

                              1.   the New York Stock Exchange is closed; or

                              2.   the SEC permits or orders a postponement; or

                              3. the SEC declares an emergency requiring trade to be restricted; or

                              4.   the SEC determines an emergency exists,
                                   making the disposal of, or determination of value of, securities held in the variable account not reasonably practicable.

                           We may defer a withdrawal or transfer from the fixed account for up to 6 months from the date we receive your request for such a withdrawal or transfer.

REPORTS At least once each year before the annuity start date, we will send the Owner a statement showing the current contract value and cash value along with any other information required by law.

PROOF OF SURVIVAL          The payment of any annuity benefit is subject to
                           evidence that the Annuitant is alive on the date such payment is due.

PROTECTION OF PROCEEDS     To the extent permitted by law, no benefits payable
                           under this contract to any person are subject to the claims of an Owner's or Beneficiary's creditors. No person may commute, encumber or alienate any payments under this contract before they are due.

DISCHARGE OF LIABILITY     Any payments made by us under an annuity option or in
                           connection with the payment of any withdrawal, surrender or death benefit shall discharge our liability under this contract to the extent of such payment.

INSTRUCTIONS AND           All instructions and requests are effective as of the
REQUESTS                   end of the valuation period in which we receive them
                           in a form satisfactory to us, unless the event is scheduled to take place at a later date. We may require that you provide signature guarantees or other safeguards for any instruction, request or document you send us. You acknowledge and agree that we are not liable for any loss, liability, cost or expense of any kind for acting on instructions or requests submitted to us that we reasonably believe to be genuine.

                                    OWNERSHIP

OWNER                      The Annuitant is the Owner of this contract unless:

                           1.   another person is named as Owner in the
                                application; or

                           2. a new person is named as provided in the Rights of Owner section below.

RIGHTS OF OWNER            During the lifetime of the Annuitant all rights and
                           privileges granted by this contract belong to the Owner. Before the annuity start date the Owner may:

                           1. Change the Beneficiary or Owner. Any change of Owner requires our approval and is subject to our underwriting rules then in effect.

                           2.   Change the annuity start date.

                           3.   Select the annuity option.

                           4.   Select the person to receive the income
                                payments.

                           5.   Assign or surrender the contract.

                           6.   Withdraw funds from the contract.

                           7. Allocate payments and transfer contract value among the investment options.

                           After the annuity start date during the lifetime of the Annuitant the Owner may change:

                           1.   the Beneficiary and

                           2.   the person to receive the income payments.

                           We must receive a signed request to exercise any ownership rights.

ASSIGNMENT                 We are not bound by an assignment unless duplicate
                           signed forms are filed with us. We are not responsible for the validity of any assignment. The rights of the Owner and the Beneficiary are subject to the rights of the assignee.

TRANSFERABILITY OF         If this contract is part of a Qualified Plan, as
QUALIFIED PLANS, TSAs      defined in Internal Revenue Code Section 401(a), a
OR IRAs                    Tax Sheltered Annuity (TSA), as defined in IRC
                           Section 403(b), an Individual Retirement Annuity
                           (IRA), as defined in IRC Section 408(b), a Savings
                           Incentive Match Plan for Employees Individual
                           Retirement Annuity (SIMPLE IRA), as defined in IRC
                           Section 408(p), or a Roth Individual Retirement
                           Annuity (Roth IRA), as defined in IRC Section 408A, it is nontransferable. This contract cannot be sold, assigned, discounted, used as collateral for a loan, or as security for the performance of any obligation.

                           If this contract is owned by a trust as part of a Qualified Plan, the trustee may transfer ownership to the Annuitant.

                           BENEFICIARY

BENEFICIARY                The Beneficiary is the person or persons named to
DESIGNATION                receive any death benefit payable. The Beneficiary is
                           as named in the application or as changed by the Owners most recent signed request.

                           If no Beneficiary is living at the time a death benefit becomes payable, we will pay any death benefit to you or your estate.

CHANGE OF BENEFICIARY      The Beneficiary may be changed at any time before the
                           Annuitant dies. The change must be signed by the Owner and sent to us. The change will take effect on the date it was signed, subject to any action taken by us before we receive the request.

                           If you have named a Beneficiary irrevocably, both you and the Beneficiary must sign any change.

                                  DEATH BENEFIT

BEFORE ANNUITY START       We will pay a death benefit if one of the following
DATE                       occurs before the annuity start date and while this
                           contract is in force:

                           1.   The last surviving Annuitant dies.

                           2. Any Owner dies. If any Owner is a non-natural person, then the death or change of any Annuitant will be treated as the death of an Owner.

                           If there are multiple Beneficiaries, then the provisions of this section shall apply independently to each Beneficiary. Only one death benefit will be payable under this policy. Upon payment of the death benefit proceeds, the policy will terminate.

                           Amount of Death Benefit: If the death benefit is paid on the death of an Annuitant (including an Owner who is an Annuitant) and the Annuitant dies before his or her 80th birthday and before the annuity start date, the death benefit is the greater of:

                           1. the contract value on the later of the date that we receive due proof of death and the date when we receive the beneficiary's instructions on payment method; or

                           2. the minimum death benefit. The minimum death benefit is equal to the sum of all premiums accepted on this contract, minus any proportional reductions for each withdrawal. The proportional reduction in the minimum death benefit is the product of (a) and (b), where

                                (a) is the minimum death benefit immediately prior to the withdrawal.

                                (b)  is the ratio of the amount withdrawn
                                     (including any charges) to the contract
                                     value immediately before the withdrawal.

                           In all other cases where a death benefit is payable before the annuity start date (e.g., where the death benefit is payable on the death of an Annuitant who has attained his or her 80th birthday, or where the death benefit is payable on the death of an Owner who is not an Annuitant), the death benefit is the contract value on the later of the date when we receive due proof of death and the date when we receive the Beneficiary's instructions on payment method.

                           Distribution requirements: If a death benefit becomes payable before the annuity start date, the proceeds must be taken in a lump sum unless we consent to another arrangement within 90 days of receiving due proof of death.

                           In all events, distributions will be made from the contract in accordance with Section 72(s) of the Internal Revenue Code of 1986, as amended. Thus, not withstanding any other provision of this contract, if any Owner dies before the annuity start date, the proceeds must be distributed to the Beneficiary within five years after the date of such death or distributed over the life (or a period not exceeding life expectancy) of the Beneficiary provided that such distributions begin within one year of such Owner's death. However, if the sole beneficiary is the surviving spouse of the deceased Owner, the contract may be continued (in lieu of paying any death benefit) with the surviving spouse as the sole Owner.

                           If an Owner is a non-natural person, then each Annuitant will be treated as an Owner for purposes of these distribution requirements and any change in or the death of any Annuitant will be treated as the death of the Owner for purposes of these distribution requirements. Moreover, if an Annuitant is also an Owner, then the death of such Annuitant will also be treated as the death of an Owner for purposes of these distribution requirements.

AFTER ANNUITY START        If any Owner dies on or after the annuity start date,
DATE                       any remaining payments must be distributed at least
                           as rapidly as under the annuity option in effect on the date of such death. If an Annuitant dies on or after the annuity start date, we will pay any remaining guaranteed payments to the beneficiary as provided by the annuity option selected. If an Owner who is not an Annuitant dies while an Annuitant is still living, we will continue to pay the income payments for the lifetime of the Annuitant in the same manner as before the Owner's death.

                               PREMIUM PROVISIONS

PAYMENT OF PREMIUMS        Premiums are payable at our home office. The initial
                           premium is shown on the Contract Specifications page and is due on the issue date. Subsequent premiums are flexible and may be paid at any time before the annuity start date. Each premium must be at least equal to the minimum subsequent premium payment shown on the Contract Specifications page.

                           The sum of all premiums paid to us may not exceed the cumulative premium limit shown on the Contract Specifications page without our prior approval. The Internal Revenue Code may also limit the maximum amount of premiums you may pay.

ALLOCATION OF PREMIUM      This contract provides investment options for the
PAYMENTS                   contract value. The initial premium allocation
                           percentages are indicated in the application for this contract, a copy of which is attached.

                           The premium allocation percentages that you specified in the application will also apply to subsequent premium allocations until you change them. You may change your allocation percentages by giving us written notice.

                           Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100. An allocation to any subaccount or to the fixed account must be at least $500.

                           We reserve the right to limit the number of subaccount allocations in effect at any one time.

                           Planned periodic premiums and unscheduled premiums will be invested as requested on the valuation day they are received by our home office. The premium payments will be credited to the subaccounts at the accumulation unit value next determined after receipt of each payment.

                           We will allocate the initial premium(s) on the issue date to the fixed account. While held in the fixed account, the premium will be credited with interest at current fixed account interest rates. The premium(s) will remain in the fixed account for 20 days.

                                 CONTRACT VALUES

CONTRACT VALUE             The contract value on the issue date is equal to:

                           1.   the initial premium paid; less

                           2.   any premium taxes due.

                           On each date after the issue date, the contract value is equal to the fixed account value plus the variable account value.

RECORDS MAINTENANCE        We will charge a $30 records maintenance charge each
CHARGE                     year until the annuity start date. The charge for a
                           contract year will be imposed on the last valuation day of each contract year.

                           This charge will also be imposed on the annuity start date or the date when the contract is surrendered.

                           The fee will be charged against the variable subaccounts and the fixed account proportionately. If the sum of all amounts paid and transferred to the fixed account during any year plus the interest in excess of 3% credited to the fixed account is less than the proportional share to be charged to the fixed account for the year, then the excess of the fixed account's proportional share over this sum will be charged against the variable subaccounts. The portion of the fee charged to each subaccount will reduce the number of accumulation units standing to the credit of the contract in that subaccount.

CASH  VALUE                The cash value of this contract on any date is:

                           1.   the contract value; minus

                           2. the surrender charge, if any, that you would incur if you surrendered the entire contract on that date; minus

                           3. the records maintenance charge that would be assessed if you surrendered the entire contract on that date; minus

                           4. any premium taxes and optional benefit charges that would be assessed on this contract if you surrendered the entire contract on that date.

                           Surrender charges are shown in the surrender charge table below.

SURRENDER  CHARGE          A surrender charge will apply to certain partial
                           withdrawals and surrender transactions, and on annuitization.

                           When one of these transactions occurs, we will determine if a charge applies. If a charge applies, it will be calculated as if all payments were withdrawn in the same order in which they were made, which means the contract values associated with the various premium payments will be withdrawn on a first in, first out basis (FIFO). The minimum remaining contract value following a partial withdrawal is $500.

                           Each contract year, you may withdraw up to the greater of:

                           1. the excess of contract value over total premium payments less prior withdrawals that were previously assessed a surrender charge, and

                           2. 10% of the contract value determined at the time the current withdrawal is requested without incurring a surrender charge. If you withdraw an amount in excess of the above amount, the excess amount withdrawn will be subject to a surrender charge. The surrender charge applies during the entire seven year period following each premium payment as follows:

                            Number of Complete Years            Surrender Charge
                            From Date of Premium payment           Percentage
                            ----------------------------           ----------
                                        0                               7%
                                        1                               6%
                                        2                               5%
                                        3                               5%
                                        4                               4%
                                        5                               3%
                                        6                               2%
                                        7 and thereafter                0%

SURRENDER OF THE           You can surrender this contract at any time prior to
CONTRACT                   the annuity start date by notice to us in writing.
                           Upon surrender, the contract will terminate and we will pay you the cash value determined as of the close of business on the surrender date. Unless a later date is specified in your request, the surrender date is the date your written request in proper form is received at our home office.

                           If you surrender this contract, the portion of the contract value subject to surrender charge is reduced by dividing it by one plus the surrender charge percentage, as shown in the example for a surrender in first policy year:

                           Contract value used in the hypothetical example:
                           $100,000

                           Amount subject to surrender charge:
                           ($100,000-10,000)/1.07=$84,112.15

                           Surrender charge: $84,112.15 X (0.07) = $5,887.85

WITHDRAWALS                Before the annuity start date you may withdraw part
                           of the cash value. Withdrawals are subject to a surrender charge as own in the Surrender Charge section.

                           You will receive a check in the amount of withdrawal you request (less applicable tax withholding), if available. If a surrender charge applies, the contract value will be reduced by the surrender charge plus the dollar amount sent to you. Any premium taxes assessed against this contract on the date of withdrawal will also be deducted from the contract value.

                           The minimum withdrawal is $100. You may make only one withdrawal per calendar quarter. A withdrawal is not available if the withdrawal plus the surrender charge would cause the contract value to fall below $500.

                           A withdrawal will reduce the amount in each of the subaccounts and the fixed account proportionately, unless you request otherwise.

                           The withdrawal will be processed at the values next determined after receipt of your request in good order.

POSTPONEMENT OF            We can postpone payment of any amounts withdrawn from
SURRENDERS AND             the fixed account for up to six months from the
WITHDRAWALS                date of the request for surrender or partial
                           withdrawal.

                                  FIXED ACCOUNT

FIXED ACCOUNT VALUE        We determine the fixed account value for any
                           valuation period before the annuity start date as the allocation of any premium less any applicable premium taxes, plus any amounts transferred from the subaccounts, increased by credited interest, and decreased by any transfers and withdrawals from the fixed account and by any charges deducted from the fixed account.

                           Guaranteed minimum fixed account values are not less than the minimum values required by the state in which this contract is delivered. Where required, a statement of the method of computing these values has been filed with the state insurance department.

GUARANTEED INTEREST        The fixed account is part of our general account. It
RATE FOR FIXED ACCOUNT     is not part of and does not depend on the investment
VALUE                      performance of the variable account. We credit
                           interest at rates we determine. We guarantee that the effective annual interest rate will not be less than 3%.

CURRENT INTEREST RATE      We may use rates that are higher than the guaranteed
FOR FIXED ACCOUNT          minimum rate to calculate interest on the fixed
VALUE                      account.

                           At the time that money is allocated to the fixed account, we guarantee a rate for a stated period of time, usually 12 months. At the end of that period of time, a new rate is guaranteed for at least a 12-month period. Amounts allocated to the fixed account at different times may be credited with different rates of interest. Any withdrawal or charges deducted from the fixed account value will be allocated among different portions using a last in, first out method.

                           We reserve the right to offer additional fixed account options in the future such as an option that is available only for the allocation of premium prior to the systematic transfer to subaccounts. Special rules may apply to these fixed account options.

                           We reserve the right to credit different interest rates for different policies on the basis of size of contract value, fixed account value, or other criteria that do not unfairly discriminate.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION        The name of the variable account is shown on the
                           Contract Specifications page. The income, gains and losses of the variable account are credited to or charged against the asset held in the variable account, without regard to any other income, gains or losses of any other variable account or arising out of any other business we may conduct.

                           Although we own the assets in the variable account, these assets are held separately from our other assets and are not part of our general account. The assets in the variable account are used to support the operation and provide the variable benefits and values for this contract and similar contracts. The portion of the assets of the variable account equal to the reserves and other contract liabilities of the variable account are not chargeable with liabilities that arise from any other business that we conduct. The assets of the variable account are segregated by investment options, thus establishing a series of subaccounts within the variable account.

                           When permitted by law, we reserve the right to:

                           1.   create new variable accounts;

                           2.   combine variable accounts;

                           3. remove, combine or add subaccounts and make the new subaccounts available to you at our discretion;

                           4. substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

                           5. deregister the variable account under the Investment Company Act of 1940 if registration is no longer required;

                           6. make any changes required by the Investment Company Act of 1940 or any other law; and

                           7. the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

                           If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission and the appropriate state regulatory authorities before making a change in the investment options.

VARIABLE ACCOUNT VALUE     The variable account value is the sum of the values
                           of the subaccounts under this contract.

SUBACCOUNTS                The subaccounts ore separate investment accounts
                           named by the company. The subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within each subaccount.

                           The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit value.

                           The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

                           1.   the dollar amount of the transaction; by

                           2. the subaccount's accumulation unit value on the date of that transaction.

                           At the end of each valuation day:

                           - The portion of any premiums, less any premium tax, received since the preceding valuation day and allocated to each subaccount will be applied to purchase additional accumulation units in that subaccount.

                           - Any transfers to the subaccount from another subaccount or from the fixed account since the end of the previous valuation day will be applied to purchase additional accumulation units in that subaccount.

                           - Accumulation units will be redeemed from each subaccount to cover any transfers from that subaccount to other subaccounts or to the fixed account since the preceding valuation day.

                           - Accumulation units will be redeemed from each subaccount to cover any amounts withdrawn or surrendered and any applicable surrender charges assessed against that subaccount since the preceding valuation day.

                           - Accumulation units will be redeemed from each subaccount to cover the portion of the records maintenance charge deducted from that subaccount.

                           - Accumulation units will be redeemed from each subaccount to cover any applicable fees and charges for riders, endorsements and supplemental benefits attached to this contract.

                           - Accumulation units will be redeemed from each subaccount to cover any taxes that, in our sole judgement, have been assessed against this contract or have been assessed as a result of the existence or operation of this contract.

ACCUMULATION UNIT          The value of an accumulation unit for each of the
VALUE                      subaccounts was arbitrarily set at an initial value.
                           The value at be end of any later valuation day is equal to: A X B

                           "A" is equal to the subaccounts accumulation unit value for the end of the immediately preceding valuation day.

                           "B" is equal to the net investment factor for the most current valuation day. This net investment factor equals:

                                            X
                                          -----  - Z
                                            Y

                           "X" equals:

                           1. the net asset value per portfolio share held in the subaccount at the end of the current valuation day; plus

                           2. the per share amount of any dividend or capital gain distribution on portfolio shares held in the subaccount during the current valuation day; less

                           3. the per share amount of any capital loss distribution on portfolio shares held in the subaccount during the current valuation day.

                           "Y" equals the net asset value per portfolio share held in the subaccount as of the end of the immediately preceding valuation day. "Z" equals charges and fees deducted from the subaccount. These consist of:

                           1.   Mortality and expense risk charges. The
                                mortality and expense risk charges are deducted from each of the subaccounts on each valuation day. They compensate us for providing the mortality and expense guarantees and assuming the risks under this contract. These charges are shown on the Contract Specifications page.

                           2. Charge for administrative costs. A charge for administrative costs is deducted from each of the subaccounts on each valuation day to compensate us for expenses we incur to administer contracts. This charge is shown on the Contract Specifications page.

                           3. Any applicable charges, fees and expenses for elders, endorsements or supplemental benefits attached to this contract. We will only deduct these charges if we do not collect them by redeeming accumulation units (as described in the Subaccounts section of this contract).

                           The net investment factor may be greater than, less than or equal to one. Therefore, the value of the subaccount may increase, decrease or remain the same.

                               TRANSFER PRIVILEGE

TRANSFER FEES              Twelve transfers per year may be made free of charge.
                           Any unused free transfers do not carry over to the next contract year. Any additional transfers during a contract year will be charged a $25 transfer fee. For the purpose of assessing a fee, each written request or telephone request is considered to be one transfer. Transfers made pursuant to an asset allocation or dollar cost averaging program we may offer do not count toward these 12 transfers. The transfer fee will be deducted from the amount being transferred.

TRANSFERS FROM             After the Right to Examine Period, you may transfer
SUBACCOUNTS                all or a part of an amount from the value in any
                           subaccount of the variable account to one or more of the subaccounts of the variable account. Transfers may also be made to the fixed account, but not during the six months following any transfer from the fixed account into one or more subaccounts. The minimum amount that you may transfer is the lesser of:

                           1.   $100; or

                           2.   the total value in that subaccount on that date.

                           Any transfer that would reduce the amount in a subaccount below $500 will be treated as a transfer request for the entire amount in that subaccount.

                           A transfer fee may apply as described above.

                           We may suspend or modify this transfer privilege at any time.

                           Transfers will be processed based on values determined at the end of the valuation day during which the transfer request is received at our home office.

TRANSFERS FROM THE         You may transfer an amount from the value in the
FIXED ACCOUNT              fixed account to one or more subaccounts of the
                           variable account one time during the contract year during the 30 days following an anniversary of the issue date. The minimum amount that you may transfer is the lesser of:

                           1.   $100; or

                           2.   the total value in that subaccount on that date.

                           Any transfer that would reduce the amount in the fixed account below $500 will be treated as a transfer request for the entire amount in the fixed account.

                           We can postpone transfers from the fixed account for up to six months from the date of the request.

                           A transfer fee may apply as described above.

                           We may suspend or modify this transfer privilege at any time.

                                 INCOME BENEFITS

ELECTION OF ANNUITY        On or before the final annuity date (the contract
OPTION                     anniversary when the oldest Annuitant is age 95), an
                           annuity start date must be chosen. An annuity option must be chosen on or before the annuity start date.
                           On the annuity start date, the cash value (or, in case of death, the death benefit) will be used to provide annuity payments. On the final annuity date, we will use the second annuity option with a 10 year guarantee period for payment of the cash value if no choice is made.

PAYMENT INTERVAL           You may choose to have payments made at the end of 1,
                           3, 6, or 12 month intervals. If you do not specify the frequency of payment, we will pay you monthly.

PROOF OF AGE AND SEX       We may require proof of the age and sex of the
                           Annuitant(s) before any payments are made.

EVIDENCE OF LIVING         We may require satisfactory proof that each Annuitant
                           is living when each payment is due. If proof is required, payments will stop until such proof is given.

DATE OF PAYMENT            The first payment under any option shall be made on
                           the day of the month you request, subject to our agreement, and will begin in the month immediately following the annuity start date or approval of the death claim for settlement. Subsequent payments shall be made on the same day of each subsequent period in accordance with the payment interval and annuity option selected.

                                 ANNUITY OPTIONS

FIRST OPTION               We will pay an income for the lifetime of the
                           Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

SECOND OPTION              We will pay an income for the lifetime of the
                           Annuitant, with the guarantee that we will make payments for at least 10 or 20 years. You select either the 10 or 20 year guarantee period.

                           If payments have been made for less than the 10 or 20 year guarantee period at the Annuitant's death, we will pay the balance of the guaranteed payments to the Beneficiary or Beneficiaries for the rest of the guaranteed period.

                           If the guaranteed payments have been paid, the payments will stop with the last payment due before the Annuitant's death.

THIRD OPTION               Joint and Survivor Life Annuity - We will pay an
                           income during the joint lifetime of two Annuitants.
                           After the death of one of the Annuitants, we will continue the payments for the lifetime of the surviving Annuitant. The payments will stop with the last payment due before the death of the last surviving Annuitant.

OTHER OPTIONS              May be available with our consent.

                                 ANNUITY TABLES

DESCRIPTION OF TABLES      The attached tables show the minimum dollar amount of
                           the first monthly payment for each $1,000 applied under the first, second and third annuity options.
                           Under the first or second options, the amount of each payment will depend upon the adjusted age and sex of the Annuitant at the time the first payment is due.
                           Under the third option, the amount of each payment will depend upon the sex of both Annuitants and their adjusted ages at the time the first payment is due.

                           The adjusted age of the Annuitant is determined by calculating the age at the nearest birthday of the Annuitant on the annuity start date and subtracting a number that depends on the year in which the annuity start date belongs:

                               Annuity Start Date    Adjusted Age is Age Minus0
                                  Before 2001                 0
                                  2001 to 2010                1
                                  2011 to 2020                2
                                  2021 to 2030                3
                                  2031 to 2040                4
                                  After 2040                  5

                           Once the Owner has elected an annuity option, that election may not be changed with respect to any Annuitant following the commencement of annuity payments.

MINIMUM PAYMENT            The option elected must result in a payment that is
                           at least equal to the minimum payment amount according to our rules then in effect. If at any time, payments to be made to any payee are or become less than the minimum payment amount, we have the right to change the frequency of payment to such interval as will result in a payment at least equal to the minimum. If any amount due would be less than the minimum payment amount per year, we may make such other settlement as may be equitable to the payee.

                           GUARANTEED ANNUITY TABLES
                    Monthly Payments for Each $1000 Applied

                     OPTION 1                                       OPTION 2
                   LIFE INCOME                                     LIFE INCOME
              ------------------------       ------------------------------------------------------
                                             120 Payments Guaranteed       240 Payments Guaranteed
AGE           Male              Female       Male             Female       Male              Female
---           ----              ------       ----             ------       ----              ------
55            4.20               3.89        4.15              3.86        3.98               3.77
56            4.29               3.97        4.23              3.94        4.04               3.83
57            4.39               4.05        4.32              4.02        4.11               3.90
58            4.49               4.14        4.42              4.10        4.18               3.97
59            4.60               4.23        4.52              4.19        4.24               4.03
60            4.72               4.33        4.63              4.28        4.31               4.10
61            4.84               4.43        4.74              4.38        4.38               4.17
62            4.98               4.55        4.85              4.48        4.45               4.25
63            5.12               4.66        4.98              4.59        4.51               4.32
64            5.27               4.79        5.10              4.71        4.58               4.39
65            5.43               4.93        5.24              4.83        4.64               4.47
66            5.61               5.07        5.38              4.95        4.71               4.54
67            5.79               5.23        5.52              5.09        4.77               4.62
68            5.99               5.39        5.68              5.23        4.83               4.69
69            6.20               5.57        5.83              5.38        4.88               4.75
70            6.42               5.78        5.99              5.54        4.93               4.82
71            6.66               5.97        6.16              5.71        4.98               4.88
72            6.92               6.20        6.33              5.88        5.02               4.94
73            7.19               6.44        6.50              6.06        5.06               4.99
74            7.48               6.70        6.68              6.25        5.10               5.04
75            7.79               6.99        6.86              6.44        5.13               5.08
76            8.12               7.30        7.04              6.64        5.16               5.12
77            8.48               7.63        7.22              6.84        5.18               5.15
78            8.86               7.99        7.39              7.05        5.20               5.18
79            9.27               8.38        7.57              7.25        5.22               5.20
80            9.71               8.81        7.74              7.45        5.24               5.22
81           10.18               9.28        7.91              7.65        5.25               5.24
82           10.69               9.78        8.07              7.85        5.26               5.25
83           11.22              10.32        8.22              8.03        5.27               5.26
84           11.79              10.91        8.36              8.20        5.27               5.27
85           12.41              11.55        8.49              8.36        5.28               5.27
86           13.06              12.23        8.62              8.50        5.28               5.28
87           13.75              12.97        8.73              8.64        5.28               5.28
88           14.49              13.75        8.83              8.76        5.28               5.28
89           15.28              14.59        8.93              8.86        5.28               5.28
90           16.11              15.46        9.01              8.95        5.28               5.28
91           17.00              16.38        9.08              9.04        5.29               5.29
92           17.94              17.34        9.15              9.11        5.29               5.29
93           18.94              18.35        9.21              9.17        5.29               5.29
94           20.01              19.39        9.26              9.23        5.29               5.29
95           21.16              20.49        9.30              9.28        5.29               5.29


                                                             OPTION 3
                         JOINT LIFE ANNUITY WITH 100% TO SURVIVOR - MALE AND FEMALE JOINT ANNUITANTS
MALE                                                        FEMALE AGE
AGE            55           60           65           70           75           80           85           90           95
---------------------------------------------------------------------------------------------------------------------------
 55           3.51         3.68         3.83         3.95         4.04         4.11          4.15         4.17         4.18
 60           3.62         3.85         4.07         4.27         4.43         4.54          4.62         4.66         4.69
 65           3.71         4.00         4.30         4.60         4.87         5.08          5.23         5.32         5.37
 70           3.78         4.11         4.50         4.92         5.34         5.71          5.99         6.18         6.28
 75           3.82         4.19         4.65         5.20         5.79         6.38          6.89         7.25         7.47
 80           3.85         4.25         4.76         5.41         6.19         7.05          7.87         8.53         8.98
 85           3.87         4.28         4.83         5.55         6.49         7.62          8.84         9.95        10.79
 90           3.88         4.30         4.87         5.64         6.69         8.06          9.69        11.35        12.75
 95           3.88         4.32         4.90         5.70         6.82         8.37         10.36        12.60        14.70

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                             Contract Specifications

OWNER                                            CONTRACT NUMBER
ANNUITANT                                        ISSUE DATE
ISSUE AGE  48                                    ANNUITY START DATE
SEX    FEMALE                                    MONTHLY DUE DATE  5

VARIABLE ACCOUNT: FARMERS NEW WORLD LIFE VARIABLE ANNUITY SEPARATE ACCOUNT "A"

INITIAL PREMIUM:               $12,000.00
MINIMUM SUBSEQUENT             $500.00, OR $50.00 FOR PAYMENTS DRAWN BY US
PREMIUM PAYMENT:               ON YOUR ACCOUNT VIA PAPER OR ELECTRONIC DEBIT.

CUMULATIVE PREMIUM             $1,000,000
LIMIT:

RECORDS MAINTENANCE            $30 (OR $0 IF CONTRACT VALUE AT THE TIME THE
CHARGE (ANNUAL):               CHARGE IS MADE IS AT LEAST $50,000)

MORTALITY AND EXPENSE RISK     0.95% (ON AN ANNUAL BASIS) OF THE DAILY NET
CHARGE:                        ASSETS OF THE VARIABLE ACCOUNT.

ADMINISTRATIVE COST            0.20% (ON AN ANNUAL BASIS) OF THE DAILY NET
CHARGE:                        ASSETS OF THE VARIABLE ACCOUNT.

NO PREMIUM TAXES APPLY TO WASHINGTON CONTRACTS.

2000-398 NONPARTICIPATING INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY. MONTHLY INCOME BEGINS ON ANNUITY START DATE. DEATH BENEFIT PAYABLE BEFORE ANNUITY START DATE. ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUBACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED.